Exhibit 99.11

SHARE SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of October 29, 2015, by and among IDG Maximum Financial Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“IDG”), DEANHALE LIMITED, an exempted company incorporated with limited liability under the laws of the British Virgins Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Founder Entity”, together with IDG, the “Investors”, and each, an “Investor”) and IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”).

Capitalized terms used and not defined herein shall, unless otherwise provided herein, have the meaning ascribed to them under the subscription agreement entered into by and between the Company and SouFun Holdings Limited, a Cayman Islands exempted company with limited liability, dated September 17, 2015 (the “SouFun Subscription Agreement”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Issuance of Subscription Shares.

            (a)            Initial Closing. On the terms and conditions set forth herein, each Investor is subscribing for and offering to subscribe for, as applicable, the numbers of validly issued, fully paid and nonassessable shares (“Initial Shares”) of the Company set forth opposite the name of such Investor on Schedule I hereto under the headings “Class A Ordinary Shares” and “Class B Ordinary Shares,” for an amount set forth opposite the name of such Investor on Schedule I hereto under the heading “Total Purchase Consideration” (the “Initial Purchase Consideration”). Each Investor agrees to pay to Company the Initial Purchase Consideration at the Initial Closing, by wire transfer in immediately available funds, pursuant to instructions given by the Company in writing to such Investor at least three (3) Business Days prior to the Initial Closing. The Initial Purchase Consideration shall be used by the Company to, directly or indirectly, pay a portion of the purchase price and the costs and expenses in connection with the purchase of the Purchased Securities under the SouFun Subscription Agreement. The Initial Shares shall be issued and allotted to each Investor as set forth opposite the name of such Investor on Schedule I hereto by the Company, credited as fully paid, on the date hereof following the payment of the Initial Purchase Consideration by such Investor. The consummation of the subscription and issuance of the Initial Shares between the Company and the Investors is referred to as the “Initial Closing”, and the date of the Initial Closing is referred to as the “Initial Closing Date”.

            (b)            Subsequent Closing. On the terms and conditions set forth herein, each Investor is entitled but not obligated to subscribes for and offer to subscribe for, as applicable, certain number of validly issued, fully paid and nonassessable shares of the Company (“Subsequent Shares”, together with the Initial Shares, the “Shares”). At the Subsequent Closing (as defined below), each Investor shall pay to Company the purchase consideration for the relevant Subsequent Shares (the “Subsequent Purchase Consideration”, together with the Initial Purchase Consideration, the “Purchase Consideration”), by wire transfer in immediately available funds, pursuant to instructions given by the Company in writing to such Investor at least three (3) Business Days prior to the Subsequent Closing. The Subsequent Purchase Consideration shall be used by the Company to, directly or indirectly, pay a portion of the purchase price and the costs and expenses in connection with the purchase of the Purchased Securities under the SouFun Subscription Agreement. The Subsequent Shares shall be issued and allotted to the relevant Investor by the Company, credited as fully paid, on the date hereof following the payment of the Subsequent Purchase Consideration by such Investor. The consummation of the subscription and issuance of the Subsequent Shares between the Company and the relevant Investor is referred to as the “Subsequent Closing”, and the date of the Subsequent Closing is referred to as the “Subsequent Closing Date”.

2.	Representations and Warranties of Each Investor.

Each Investor, severally and not jointly, hereby represents and warrants as of the date hereof and as of the Initial Closing Date and the Subsequent Closing Date to the Company as follows:

           (a)            Such Investor is subscribing for the relevant Shares hereunder for its own account with the present intention of holding such Shares for investment purposes, and that it has no intention of selling such Shares in violation of any applicable U.S. federal or state securities laws.

           (b)            Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. Such Investor is able to bear the economic risks of an investment in the relevant Shares and can afford a complete loss of such investment.

           (c)            Such Investor has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by such Investor have been duly and validly authorized by all necessary corporate action of such Investor, and no other corporate proceedings on the part of such Investor are necessary to authorize this Agreement. For such Investor, this Agreement, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (d)            The execution and delivery of this Agreement by such Investor does not, and the performance of this Agreement will not, (i) conflict with or violate the memorandum and articles of association of such Investor, (ii) conflict with or violate any Law applicable to such Investor or by which any property or asset of such Investor is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance or other encumbrance on any property or asset of such Investor pursuant to any Contract or obligation to which such Investor is a party or by which such Investor or any property or asset of such Investor is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or thereby or otherwise be materially adverse to the ability of such Investor to perform its material obligations under this Agreement.

3.	Representations and Warranties of the Company.

The Company hereby represents and warrants as of the date hereof and as of the Initial Closing Date and the Subsequent Closing Date to each Investor as follows:

            (a)            The Company is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. The Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of the Company to be so organized, existing or in good standing or to have such power or authority has not had and would not reasonably be expected to have a material adverse effect. The Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have a material adverse effect.

            (b)            The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the board of the Company and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (c)            The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the memorandum and articles of association of the Company, (ii) conflict with any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company pursuant to any Contract to which the Company is a party or by which any of its properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not have a material adverse effect.

            (d)            The relevant Shares, when issued and upon payment of the relevant Purchase Consideration therefor, will be validly issued, fully paid and non-assessable.

            (e)            The execution and delivery by the Company of this Agreement does not require any filing with, or approval or consent of, any governmental authority which has not already been made or obtained.

            (f)            The capitalization of the Company immediately following the issuance of the Initial Shares and payment of the Initial Purchase Consideration is set forth on Schedule II hereto. There are no outstanding options, warrants, preemptive rights, subscriptions, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer its shares.

4.	Miscellaneous.

            (a)            Entire Agreement. This Agreement sets forth the entire understanding among the parties with respect to the subject matter hereof.

            (b)            Amendments & Modifications. This Agreement may be amended or modified only by a written agreement signed by each of the Company and the Investors.

            (c)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

            (d)            Shareholders Agreement. Simultaneously with the entry into this Agreement, the Investors shall enter into the Shareholders Agreement, dated as of even date herewith, with the Company and the other parties thereto, in the form attached hereto as Exhibit A.

            (e)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the British Virgin Islands, without regard to principles of conflict of laws thereunder.

            (f)            Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

(i)	The law of this arbitration clause shall be Hong Kong law.

(ii)	The seat of arbitration shall be Hong Kong.

(iii)	The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English.

(iv)	It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before or after the constitution of the arbitral tribunal.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DEANHALE LIMITED

By:	/s/ Vincent Tianquan Mo
	Name:	Vincent Tianquan Mo
	Title:	Sole Director

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IDG MAXIMUM FINANCIAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

[Signature Page to Subscription Agreement]

SCHEDULE I

Initial Closing

Investors	Class A Ordinary Shares	Class B Ordinary Shares	Total Initial Purchase Consideration
DEANHALE LIMITED	1,472,298 Class A Ordinary Shares, par value US$0.01 per share	1,533,225 Class B Ordinary Shares, par value US$0.01 per share	US$98,000,000
IDG Maximum Financial Limited	3,887,360 Class A Ordinary Shares, par value US$0.01 per share	4,048,495 Class B Ordinary Shares, par value US$0.01 per share	US$108,770,000

SCH I

SCHEDULE II

Capitalization of the Company Upon Initial Closing

Shareholders	Number of Class A Ordinary Shares		Number of Class B Ordinary Shares
DEANHALE LIMITED	1,472,298		1,533,225
IDG Maximum Financial Limited	3,887,360		4,048,495
	Total:	5,359,658	Total:	5,581,720

SCH II

EXHIBIT A

Form of Shareholders Agreement

Ex-A